Exhibit 10.7

THIRD RESTATED AGENCY AGREEMENT

This 3rd Restatement of Agency Agreement  (“Agreement”) is entered into effective as of March 20, 2018 (“3rd Restatement Date”) by and between VMware, Inc., a Delaware corporation, on behalf of itself and its subsidiaries, including VMware International Ltd., a private limited company incorporated under the laws of Ireland with its principal place of business in Ballincollig, Ireland (collectively, “VMware”) and Pivotal Software, Inc. a Delaware corporation, on behalf of itself and its subsidiaries, including Pivotal Software International Holdings, an unlimited private company incorporated under the laws of Ireland with its principal place of business in Bermuda (“Pivotal”). The parties acknowledge and agree that Pivotal Software International Holdings (formerly known as GoPivotal Holdings) previously assigned its rights and obligations in the Agreement to Pivotal Software International, and VMware, Inc. confirms its consent to such assignment.

Background

WHEREAS, VMware and Pivotal entered into (1) that certain Distribution Agreement for Cloud Application Products as of April 1, 2013 and amendment dated January 1, 2014 thereto, and (2) that certain Second Restatement of Agency Agreement for Cloud Application Platform Products as of July 1, 2014 and (a) amendments dated January 1, 2015, January 1, 2016, January 1, 2017 thereto, as well as (b) amendment to Schedule 2 thereto as of June 21, 2016; and the parties to this Agreement now desire to amend and restate that agreement in its entirety as set forth herein, effective as of the 3rd Restatement Date;

WHEREAS, the parties desire for VMware and its Channel Partners (as defined below) to continue as a non-exclusive means for reselling and/or distributing the Pivotal Products and related services identified in Exhibit A hereto to customers during the Term (as defined in Section 10.1 below); and

WHEREAS, the parties intend for VMware to act as Pivotal’s agent in the reselling and/or distributing of Pivotal Products and related services identified in Exhibit A hereto, including interactions with VMware’s Channel Partners.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and intending to be legally bound, the parties hereby agree as follows:

Agreement

1.                            DEFINITIONS

1.1                        “Channel Partners” means any business entity used by VMware to market or resell Products to End Users, directly or indirectly, in accordance with the terms of this Agreement.

1.2                    “Documentation” means the Product specifications and applicable user and operations manuals for the Product(s).

1.3                    “End User” means a third party that acquires Products for use in accordance with the relevant End User License Agreement (EULA).

1.4                    “End User Services” means collectively the warranty and post-warranty support and maintenance services and professional services concerning Products provided to End Users.

1.5                   “Improvements” means any additions or other modifications that consist of derivative works of the Products after the 3rd Restatement Date by or on behalf of Pivotal.

1.6                    “Product(s)” means the Pivotal software products, and any updates or upgrades thereto, listed on or referenced in Exhibit A, respectively, all of which shall be maintained cooperatively by the parties as one or more current, ongoing documents (“Pivotal Product Lists”) and which are incorporated herein by reference. In the event there is a conflict between a Product number, description or title and the Production Documentation for that Product on the applicable Pivotal Product List, the parties agree that the Product Documentation shall control. Pivotal’s part number is referenced for Pivotal’s convenience only.

1.7                    “3rd Restatement Signature Date” means the date on which this Agreement is signed by the last of the four parties identified in the signature block signs it.

1.8                    “Security Vulnerability” means a set of conditions that lead, or may lead, to an implicit or explicit failure of the confidentiality, integrity or availability of a Product or of a system of which a Product is a component. Security Vulnerabilities include, but are not limited to: (i) Executing commands as another user; (ii) Accessing data in excess of specified or expected permission; (iii) Posing as another user or service within a system; (iv) Causing an abnormal denial of service; (v) Inadvertently or intentionally destroying data without permission; or (vi) Exploiting an encryption implementation weakness that significantly reduces the time or computation required to recover the plaintext from an encrypted message.

2.                            APPOINTMENT AS RESELLER; LICENSE RIGHTS

2.1                    Appointment. Pivotal hereby authorizes and appoints VMware during the Term as its non- exclusive agent to fulfill the distribution of Products and End User Services and provide licensing infrastructure services related thereto, and VMware accepts such appointment. VMware may perform these functions directly and also by utilizing its Channel Partners to act as non-exclusive resellers and sub-suppliers of the Products and End User Services pursuant to the terms of this Agreement. The Products may be sold separately or bundled together with other VMware products or services for resale worldwide, subject to compliance with applicable law and export regulations. The parties may, from time to time, agree in writing to add additional items to the definition of Products and associated services under the terms of this Agreement.

2.2                    Licenses

2.2.1                                 Non-Production Uses. Except as may otherwise be set forth in Exhibit A or a Product-specific addendum thereto, respectively, Pivotal hereby grants to VMware a non- exclusive, fee-free, worldwide license, with rights to license Channel Partners, to use the Products, in object code form only, for interoperability and quality testing and for marketing, sales, training, and demonstration purposes. Pivotal will provide VMware with a reasonable number of copies for such purposes.

2.2.2                                 Distribution Rights. Pivotal hereby grants to VMware a non-exclusive, worldwide, fee-based license to distribute the Products standing alone and, when applicable, distributed in conjunction with other VMware products, and to authorize Channel Partners to do the foregoing. VMware’s distribution of Products pursuant to this Section 2.2.2 and during the Term shall be through legal agreements entered into on behalf of Pivotal where practical, but subject to the provisions of Section 3 below.

2.2.3                                 Restrictions on License. Notwithstanding any references to the sale or resale of Products under this Agreement, VMware, its Channel Partners, and End Users are acquiring under this Agreement only the right to use and distribute the Products. The parties’ respective ownership interests in the Products and any modifications thereto, and any intellectual property interests appurtenant thereto, have been set forth in that certain Intellectual Property License Agreement (“IP Agreement”) entered into by and between the parties as of April 1, 2013.

2.3                    Trademark License to VMware. Pivotal hereby grants to VMware and its Channel Partners during the Term a non-exclusive, worldwide, fee-free license to use Pivotal’s logos and trade names (“Licensed Marks”) in connection with the sale, advertisement, and promotion of Product(s). VMware will use the Licensed Marks in accordance with reasonable usage guidelines and criteria provided by Pivotal from time to time. Pivotal’s current trademark guidelines can be accessed at https://www.pivotal.io/trademarks. All resulting use of the Licensed Marks shall inure solely to the benefit of Pivotal or its suppliers.

2.4                    Open Source Software. Open source software components provided with the Products shall be distributed under the terms of the applicable open source software license agreements or copyright notices accompanying the Products. Pivotal shall provide to VMware a listing of all free/open source software packages (including, packages released to the public domain) that Pivotal includes in the Licensed Software upon delivery of each release to VMware. Pivotal shall provide the following information about each package: (i) the name; (ii) the version; and (iii) the full license text as included in the package. If a free/open source package embeds additional free/open source package(s), Pivotal shall list the additional free/open source package(s) separately. Pivotal shall provide a list of sufficient quality to be customer-facing without modification by VMware. VMware may use the listing verbatim, with modification, or aggregated within the free/open source listing for the VMware product(s) with which the Product is distributed, if any. Upon VMware’s good faith request based on an End User request to VMware, Pivotal will provide to VMware the source code, including build and installation instructions if required by the open source license, for the applicable free/open source software in accordance with the Product Documentation.

3.                           PRODUCT ORDERING AND RELATED SERVICES. VMware will process and fulfill, whether directly or indirectly all End User and Channel Partner orders for Products, and provide other licensing infrastructure services as mutually agreed to by the parties.

4.                            PRICING AND PAYMENT

4.1                    Pricing.

4.1.1                           Excluding Products and End User Services provided to End Users pursuant to VMware’s Enterprise Purchasing Program (“EPP”), a token-based program in which the End Users can purchase VMware tokens that can then be redeemed on-line for licensed and associated production support and subscription, Pivotal shall be responsible for determining, in its reasonable discretion, the suggested list price for the Products and End User Services and shall provide VMware with a comprehensive price list denominated in USD for such Products and End User Services (“Pivotal Price List”) on a monthly basis. VMware shall be authorized to convert the Pivotal Price List into local currencies in a manner consistent with VMware’s then-current local currency practices, and VMware shall be authorized to apply its then-standard Channel Partner program discounts and incentives against the Pivotal Price List to determine a sales price.

4.1.2                           Any changes to the Pivotal Price List, whether to prices or to how Products or End User Services are bundled or to any other conditions that would be likely to have a material impact on VMware’s reselling and fulfilling orders for the Products and End User Services as envisioned by this Agreement, shall be provided by Pivotal to VMware 90 days before such changes are to take effect.  During such 90 day period, the parties shall work together in good faith to mitigate any undesirable impact of the noticed changes. If such efforts are unsuccessful, then VMware may elect not to resell or fulfill orders for the affected Product(s) and/or End User Services.

4.2                    Payments.

4.2.1              For the purpose of this Section 4.2, “Bookings” shall mean the dollar amount recognized by VMware for the sale of any Product or End User Service. VMware shall pay to Pivotal the Bookings for any Product or End User Service ordered pursuant to this Agreement less a fee withheld by VMware (“Agency Fee”), which shall be set forth in Exhibit

A. Pivotal is entitled to the gross amounts of all end user transactions accepted by VMware and is obligated to pay an Agency Fee based on the gross amount of the transaction. For convenience, VMware and Pivotal have elected to journal and settle transactions net. The gross amount of the transaction is defined as the amount billed to the customer, by VMware, less any rebates that VMware is obligated to pay to its distributors concerning the Products or End User Services.

4.2.2             Subject to Section 4.2.3 below, any change in the Agency Fee shall be mutually negotiated in advance of the next quarter and documented in an addendum to Exhibit A. Such negotiations shall consider the good faith estimate of the Bookings forecast for Products and End User Services from Pivotal, and VMware’s corresponding cost structure for each upcoming quarter taking into consideration the anticipated sales compensation structure and the percentage anticipated to be necessary to generate an operating profit of three percent (3%) to VMware on such Products and End User Services. For Bookings received by VMware under agreements with End Users where the Products or End User Services are distributed in conjunction with other VMware products and services, unless a price for the Pivotal Product or End User Service is specifically agreed to by both parties, the parties shall endeavor to calculate Bookings as a fair attribution of the value of the Products and End User Services relative to the other products and services included under the applicable agreement.

4.2.3              The parties shall apply the discount program and approval policies for Products and End User Services set forth in the Discount Approval Matrix attached hereto as Exhibit B and as may be revised from time to time by the parties to reflect their then-current practice.

4.3                    Payment Terms. Payment terms for all licenses for Products and End User Services sold by VMware on Pivotal’s behalf shall be net sixty (60) days from the last day of the month in which VMware enters into a contract with a Channel Partner or End User.  Payment of an invoice shall not constitute or imply acceptance of the Products or End User Services or relieve Pivotal of any obligations assumed under this Agreement, nor prevent VMware from asserting any other rights it may have under this Agreement.

4.4                   Reconciliation. On a quarterly basis, the parties shall determine in good faith the aggregate amount, if any, paid by VMware to Pivotal for orders of the Products or End User Services and for which VMware was not paid, or not paid fully, by the End User. VMware shall not be responsible for such unpaid or incompletely paid orders, and Pivotal shall refund such aggregate amount to VMware within 45 days following the reconciliation.

4.5                    Taxes. VMware will provide Pivotal with any resale certificate applicable to this Agreement. Except as exempted by the resale certificate, VMware shall include proper sales, value added, use, property, excise and like taxes, import duties and/or other applicable levies (“Tax”) on all payments due to Pivotal. If VMware is required by any national government to withhold from any payments specified herein Tax attributable to Pivotal as a result of such payment, then VMware will withhold such Tax and notify Pivotal of the amount thereof.

5.                            WARRANTIES

5.1                    Product Warranty. Pivotal warrants to VMware, and to each Channel Partner but only if VMware’s applicable agreement(s) with such Channel Partner so warrants and, if so, only to that extent, that the Products will perform substantially in accordance with their applicable Documentation. Pivotal acknowledges that, on occasion, VMware may be asked by an End User to exercise the End User’s warranty and support rights on behalf of the End User. Pivotal agrees to allow VMware to do so and in such instances will provide the warranty and support services to the End User through VMware to meet the End User’s business needs within the scope of this Agreement. VMware warrants that it shall use reasonable efforts to present the relevant EULA to End Users before such End Users deploy the Product.

5.2                    End User Services Warranty. Pivotal warrants to VMware, and to each Channel Partner but only if VMware’s applicable agreement(s) with such Channel Partner so warrants and, if so, only to that extent, that the End User Services will be performed in a workmanlike manner and will conform to industry standards. Upon an End User providing Pivotal with a reasonably detailed written notice to cure any non-conformance within thirty (30) days of occurrence, Pivotal agrees to re-perform the Services to achieve commercially reasonable conformance with this warranty.

5.3                    Security and Integrity. Pivotal represents and warrants to VMware that any improvements to the Products and Documentation made by Pivotal or on its behalf after the 3rd Restatement Date shall be: (i) of Pivotal’s own creation or within the scope of a license granted to Pivotal, directly or indirectly, by the owner or copyright holder; and (ii) unaltered or tampered with by any third party prior to delivery.

5.4                     Regulatory Compliance. Pivotal warrants to VMware that each Product is, and will continue to be compliant with applicable regulations. Each Product shall bear appropriate labels indicating compliance with applicable regulations.

5.5                    Disclaimer. THE FOREGOING WARRANTIES SET FORTH IN THIS SECTION 5 ARE IN LIEU OF, AND PIVOTAL EXPRESSLY DISCLAIMS, ALL OTHER REPRESENTATIONS, WARRANTIES OR CONDITIONS, WHETHER EXPRESS, IMPLIED, WRITTEN OR ORAL, STATUTORY OR ARISING BY OPERATION OF LAW, COURSE OF DEALING OR PERFORMANCE, OR USAGE OF TRADE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON- INFRINGEMENT.

6.                           PRODUCT SUPPORT

6.1                    Services Provided. Pivotal shall be responsible for all End User Services, including for existing customers of Products, except as otherwise agreed to by the parties.

6.2                    Training to VMware. Pivotal will provide VMware, at standard charge, with sales training and other materials (e.g. presentations, product specification sheets, data sheets and marketing collateral, description of professional services offerings) related to the Products for the number of people reasonably requested by VMware. The frequency of these training efforts shall be matched to, and to the extent possible lead, the introduction of significant Product Changes (defined in Section 6.5, below). All expenses of Pivotal’s employees associated with such training, such as transportation, meals and lodging are the responsibility of Pivotal. Additional standard technical training courses from Pivotal’s training department shall be made available to VMware at reasonable rates and terms mutually approved by the parties.

6.3                    Cooperation. The parties agree to cooperate with respect to End User support, to help End Users obtain the End User Services they purchase and to work together to ensure adherence to customer commitments relating to support response turnaround times and milestone delivery dates for professional services engagements.

6.4                               Security Vulnerability. Pivotal shall promptly notify VMware upon learning of a Security Vulnerability, unless under an active embargo. Should VMware then request it, Pivotal shall promptly make available to VMware, with respect to the perceived role or causal significance of the Product in the Security Vulnerability, the following information: (a) a description of what was discovered and the potential scope of risk in plausible settings including versions of the Product impacted; (b) Pivotal’s proposed method for distributing the remedy (e.g., patch, maintenance update, or product version upgrade); and (c) any other relevant information on possible workarounds or mitigating solutions.  In addition, Pivotal shall use all reasonable commercial efforts to remedy any security vulnerability that has a CVSS score of 5.7 or higher (see http://nvd.nist.gov/cvss.cfm?calculator&version=2). Upon discovery by VMware or one of its customers of a Security Vulnerability, Pivotal shall follow industry best practices for handling and responding to vulnerabilities such as the National Infrastructure Advisory Council: Disclosing and Managing Vulnerability Guidelines (http://www.dhs.gov/xlibrary/assets/vdwgreport.pdf). Pivotal shall make available, upon request, information that outlines Pivotal’s practices for software assurance that minimize the risk of vulnerabilities being introduced in products at any point in the product lifecycle. Further, Pivotal shall have a mechanism for demonstrating the authenticity and integrity of Products provided to VMware (e.g., digitally signing mobile code or distributing product code from a trusted web site). VMware may from time to time request information from its supply chain, including software suppliers such as Pivotal, regarding the products that VMware licenses and purchases. VMware may request Pivotal to self-certify that its software and software development practices aligns with software integrity and security standards developed by SAFECode.org or any successor or similar industry code security and integrity organization. Pivotal agrees to respond promptly and fully to such requests.

6.5                               Product Changes. Both parties acknowledge and agree that Pivotal may make changes to those Products listed in Schedule 1 that substantially affect the Product’s function or reliability (“Product Changes”). Pivotal shall provide VMware notice of all Product Changes as soon as possible but at least sixty (60) days prior to being implemented. Such notice shall include a written description of the proposed change, including the reason for the change and the expected effect of the change on the Product(s). Pivotal will send such change proposals to VMware’s designated technical contact, via U.S. mail, Email, or fax, as agreed between the parties. Pivotal’s notice shall also contain: (i) an evaluation as to whether or not the changes would likely require VMware to re- qualify the Product(s); and (ii) a recommendation for or against such re-qualification.

6.5                    Notice of Product Withdrawal to VMware. Pivotal will notify VMware in writing as soon as possible but at least ninety (90) days prior to withdrawing a Product from Exhibit A. During the withdrawal notice period, and for up to 90 days thereafter, VMware may issue additional purchase orders for Products that are to be withdrawn. Notwithstanding the foregoing, Pivotal agrees and understands that VMware may, in certain cases, require ongoing access to a Product in connection with a specially negotiated multi-year commercial agreement, and Pivotal will cooperate to ensure such continued access is provided past the withdrawal date.

6.6                    Service after Withdrawal. Except as set forth in Exhibit Aor a Product-specific addendum thereto, the parties shall provide post-warranty Product repair service as mutually agreed for all withdrawn Products, taking particular note of existing obligations to customers for support through established End of Support dates under VMware’s existing policies and procedures.

6.7                    Safety Defects. Pivotal will repair or replace at no charge to VMware, Channel Partners or End Users any Products or parts found to contain defects related to the safety of the Products or to compliance with regulations during or after the applicable warranty period. Pivotal will notify VMware as soon as possible of any need to make replacements pursuant to this Section 6.8, and the parties agree to cooperate to make the replacements with the least disruption to the End User. Pivotal will fully compensate VMware for all costs, liabilities and expenses incurred as a result of a Safety Defect.

7.                          BUSINESS MANAGERS. Each party shall appoint a Business Manager to act as its liaison to monitor the other party’s performance and delivery of Product(s), including Pivotal’s ability to exit Phase 1. These liaisons will also be responsible for coordinating meetings and reports provided for in this Agreement. The names, email address, telephone and facsimile numbers of the liaisons will be provided by the parties to each other. The liaisons may be changed by written notice.

8.                                      INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1                    Property Damage; Warranty Claims. Pivotal shall indemnify, defend and hold harmless VMware and each of its Channel Partners, but only if, and if so only to the extent, to which

VMware’s applicable agreements with such Channel Partner obligates VMware or VMware licensors (together with VMware, “Indemnified Parties”) from any liabilities, claims, demands, suits (and any costs, judgments and settlement amounts associated therewith) made against such Indemnified Parties by third parties for (a) damage to real property and tangible personal property, bodily injury, personal injury, or death, caused by or arising from (i) the Product(s), or (ii) the negligence or willful misconduct of Pivotal or any person or party performing Pivotal’s obligations hereunder; and (b) alleged breach of Pivotal’s Product or End User Services warranties. VMware will provide Pivotal (1) prompt notice in writing of any such claims (but late notice shall not void Pivotal’s obligations in this Section unless the lateness itself prejudiced Pivotal’s ability to fulfill its obligations), (2) sole control of the defense of such claims and all negotiations for its settlement and compromise, and (3) reasonable cooperation from VMware, as applicable, at Pivotal’s expense in the defense or settlement of such claims. When settling or compromising any claim, Pivotal shall not, without VMware’s written approval, make any admission of facts that expose VMware to the imposition of punitive damages or other claims that are not covered by this indemnification. Pivotal shall carry and maintain workers compensation and general liability insurance coverage to cover Pivotal’s obligations under this Section.

8.2                    Infringement Claims. Pivotal shall defend, indemnify, and hold Indemnified Parties harmless against any third party liabilities, claims, demands, suits (and any costs, judgments and settlement amounts associated therewith) that the use or disposition of a Product misappropriates a trade secret or infringes a patent, copyright, or trademark in any of the jurisdictions within which the Products were sold. Pivotal shall promptly engage counsel qualified in the subject matter of such dispute upon receiving notice. Pivotal shall also pay all damages awarded or agreed to under a settlement made by Pivotal and/or by a court of final appeal attributable to such claim.  VMware will provide Pivotal (i) prompt notice in writing of such claim (but late notice shall not void Pivotal’s obligations in this Section unless the lateness itself prejudiced Pivotal’s ability to fulfill its obligations); (ii) sole control over the defense and settlement thereof; and (iii) reasonable cooperation from VMware, as applicable, at Pivotal’s expense in response to a Pivotal request for assistance. When settling or compromising any claim, Pivotal shall not, without VMware’s written approval, make any admission of facts that expose VMware to the imposition of punitive damages or other claims that are not covered by this indemnification. Should any Product become, or in Pivotal’s opinion be likely to become, the subject of such a claim, Pivotal shall, at its option and expense, (a) procure for VMware, Channel Partners and End Users the right to make continued use thereof in accordance with this Agreement; (b) replace or modify the affected Product(s) so that it becomes non-infringing but with substantially equivalent functionality and performance; or (c) if neither (a) nor (b) are reasonably available, accept return of the affected Product(s) and upon receipt thereof refund to VMware the price paid therefore by VMware to Pivotal.

8.3                    Other Third Party Claims. For Products subject to Schedule 1, in addition to the obligations set forth in Sections 8.1 and 8.2 above, Pivotal shall defend, indemnify, and hold Indemnified Parties harmless against any third party liabilities, claims, demands, suits (and any costs, judgments and settlement amounts associated therewith) made against such Parties by third parties (including End Users) for breach of the applicable license agreement (“License Agreement”) between VMware, as Pivotal’s agent, and the licensee concerning the Products; provided, however, that Pivotal’s obligation under this Section 8.3 shall only apply to claims where the License Agreement complies with VMware’s generally applicable policies and procedures for comparable agreements or where significant deviations from VMware’s normal practice (e.g. those that require VP approval) have been approved by an authorized representative of Pivotal. VMware will provide Pivotal: (i) prompt notice in writing of any such claims (but late notice shall not void Pivotal’s obligations in this Section unless the lateness itself prejudiced Pivotal’s ability to fulfill its obligations); (ii) sole control of the defense of such claims and all negotiations for its settlement and compromise; and (iii) reasonable cooperation from VMware, as applicable, at Pivotal’s expense in the defense or settlement of such claims. When settling or compromising any claim,

Pivotal shall not, without VMware’s written approval, make any admission of facts that expose VMware to the imposition of punitive damages or other claims that are not covered by this indemnification.

8.4                    Limitation of Liability. EXCEPT FOR DAMAGES ARISING PURSUANT TO SECTIONS 8.1, 8.2 AND 8.3 OR AS MAY BE PROHIBITED BY APPLICABLE LAW, NEITHER PARTY:

(i)      SHALL HAVE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER BASED ON WARRANTY, CONTRACT, TORT OR OTHERWISE, IN EXCESS OF THE GREATER OF (a) THE TOTAL AMOUNTS PAID BY VMWARE TO PIVOTAL IN THE AGGREGATE FOR THE PRODUCTS ON THE SAME PRODUCT SCHEDULE AS THE SPECIFIC PRODUCT FROM WHICH SUCH CLAIM ARISES IN THE TWELVE MONTHS IMMEDIATELY PRECEEDING THE DATE OF THE NOTICE OF A CLAIM, OR (b) $1,000,000; AND

(ii)      SHALL HAVE LIABILITY TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, OR INDIRECT DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, REVENUES, DATA AND/OR USE) ARISING OUT OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

9.0                               CONFIDENTIAL INFORMATION & PUBLICITY

9.1                    Definition and Obligation. This Section 9 is intended to apply to the transactions described in this Agreement as well as to any information exchanged between the parties and identified as confidential information, but shall not supersede any other nondisclosure agreement(s) which may otherwise bind the parties. Either party may, in connection with this Agreement, disclose to the other party information considered confidential and proprietary information of the disclosing party (“Confidential Information”). Information shall be considered Confidential Information if clearly identified in writing as confidential in nature by the disclosing party at the time of disclosure, or if the disclosure is oral, is so identified in writing within thirty (30) Business Days thereafter. The receiving party shall protect the disclosing party’s Confidential Information with the same degree of care that it regularly uses to protect its own Confidential Information of like nature from unauthorized use or disclosure, but not less than reasonable care. No rights or licenses under patents, trademarks or copyrights are granted or implied by any disclosure of Confidential Information. Each party agrees to protect the Confidential Information of the other for three (3) years after disclosure to a party.

9.2                    Exceptions. The obligations of confidentiality imposed by this Agreement shall not apply to any Confidential Information that: (a) is rightfully received from a third party without disclosure restrictions prior to receipt from the disclosing party; (b) is independently developed by employees of the receiving party without use of or reference to the other party’s Confidential Information; (c) is or becomes publicly available through no wrongful act of the receiving party; (d) is already known by the receiving party as evidenced by documentation bearing a date prior to the date of disclosure; or, (e) is approved for release in writing by an authorized representative of the disclosing party.

9.3                               No Publicity. Except as required by law as relates to public and private offerings of securities and compliance with securities law, neither party shall make any press release or other public announcements or disclosures of the existence or contents of this Agreement, beyond the fact that VMware resells the Products, without the express written consent of the other party. If a party is required to disclose the Agreement to the government, then before making such disclosure, it shall provide a draft of the proposed disclosure to the other party with an opinion of counsel as to the need to make the disclosure. If Pivotal wishes to publicize the existence of the relationship created under this Agreement, it may request permission from VMware to do so and VMware will consider each such request in its discretion. Notwithstanding the foregoing, VMware may disclose the fact that the Products are interoperable with and supported by applicable VMware product offerings.

10.                               TERM AND TERMINATION

10.1             Term. This Agreement will commence on and as of the 3rd Restatement Date and will continue for an initial term to and including December 31, 2018 (“Initial Term”). Thereafter, the Term of this Agreement shall automatically renew for additional and successive one (1) year terms (each, a “Renewal Term”) unless either party provides written notice to the other at least 90 days prior to the expiration of the then-current term that the notifying party wishes to terminate the Agreement without cause. Collectively, the Initial Term and Renewal Term(s) shall be referred to herein as the “Term”. Termination of this Agreement will not relieve the parties of any obligations incurred prior to the effective date of termination.

10.2             Orders Prior to Termination. Prior to the effective date of termination, VMware may issue additional purchase orders with deliveries to be scheduled not later than sixty (60) days after the effective termination date (the “Termination Period”). If VMware has included the Products in quotes to potential customers prior to termination, and the customer issues purchase orders within ninety (90) days after termination, then the price for Products to fulfill such purchase orders shall be the price quoted to VMware prior to the Agreement termination. Pivotal shall not change the price for Products to be provided under such purchase orders unless the parties agree to the change in writing.

10.3             Effect of Termination. Upon termination or expiration of this Agreement, each party shall promptly (but in no event later than 60 days) return all of the other’s tangible proprietary information, prototypes and loaned equipment. Each party shall also destroy or return to the other party any Confidential Information of the other party that it has received in connection with the Agreement, except for the minimum number of copies (if more than one) of any documents that the party is obligated to retain to comply with applicable law.

10.4             Survival. The provisions of this Agreement which by their nature survive termination or expiration of the Agreement, including but not limited to 1 (“Definitions”), 4 (“Price and Payment”) but only to the extent that any payments are due and owing to Pivotal or VMware upon termination, 5 (“Warranties”) with respect to Products sold during the Termination Period, 6 (“Product Support”), 8 (“Indemnification and Limitation of Liability”), 9 (“Confidential Information”) but only in accordance with the terms stated therein, 10.2 (“Orders Prior to Termination”) but only in accordance with the terms therein, 10.3 (“Effect of Termination”) but only in accordance with the terms therein, 10.4 (“Survival”), 11 (“Compliance with Laws”), 12 (“Default and Remedies”) and 13 (“Miscellaneous”), shall survive the termination or expiration of this Agreement. If VMware terminates this Agreement for cause, then outstanding orders accepted by Pivotal shall survive termination unless VMware cancels the orders.

11.                     COMPLIANCE WITH LAWS

11.1             General. Pivotal will cooperate with VMware to ensure that the Products comply with applicable laws and that the parties are able to comply with their respective legal obligations with respect to the Products. Pivotal, VMware and their employees, contractors, and subcontractors shall comply with all applicable laws in connection with any matters that relate to the performance of this Agreement. VMware may provide Pivotal with policies and procedures that VMware has developed to facilitate VMware’s compliance with applicable laws, and Pivotal agrees to cooperate with VMware in conforming to such policies and procedures. The Sections below are not intended to be an exhaustive list of all legal obligations a party may have in performing under this Agreement. Pivotal shall indemnify VMware for all liabilities, taxes, and penalties associated with its failure to comply with applicable laws.

11.2             Ethical Business Practices. As a supplier to VMware, Pivotal represents and warrants that it has adopted the EICC Pivotal Code of Conduct (http://www.eicc.info/EICC%20CODE.htm) or another code that covers the same subjects and as to these subjects, requires substantially the same objectives and outcomes. If the latter, Pivotal has provided such other code to VMware. During the term of this Agreement, Pivotal agrees to conform its conduct to the code that it has adopted.

11.3             Foreign Corrupt Practices Act (“FCPA”). Pivotal shall not take any action or permit or authorize any action which will render itself or VMware liable for a violation of the FCPA, and it will not violate or cause VMware to violate such Act in connection with the sale or distribution of Products and/or services.  Upon reasonable request, Pivotal shall furnish to VMware a statement in writing that Pivotal is not in violation of its obligation to comply with this Section. VMware may terminate this Agreement, with 30 days written notice to Pivotal if VMware believes, in good faith, that Pivotal has violated the FCPA. In no event shall either party be obligated to take any action which it believes in good faith would cause it to be in violation of the FCPA or any applicable laws.

11.4             Country of Origin Identification. For each Product purchased under this Agreement, Pivotal shall furnish VMware upon request with country of origin (manufacture) by quantity and part number (VMware’s and Pivotal’s). Each component of each Product shall be marked with the country of origin as required by applicable law.

11.5             Export. Each party shall comply with all export control laws and regulations applicable to its use, transfer or export of the Products and Documentation. Pivotal certifies that it is not restricted from making or receiving U.S. exports. Pivotal shall be responsible for obtaining such export classification control numbers, general licenses or other governmental authorizations as may be required with respect to the use, transfer, or export of the Products and Documentation. If VMware is required to export any Products under this Agreement, Pivotal shall cooperate with VMware to enable VMware to comply with export laws and regulations applicable to VMware’s exports of the Products and Documentation. As part of this cooperation, Pivotal shall, upon request, provide to VMware the export control classification number and license exception and CCATS (Commodity Classification Automated Tracking System) (if required) for the Products and associated Documentation, as well as copies or other written evidence of relevant consents, licenses or authorizations obtained or applied for and such other information regarding the export control classifications of the Products. Pivotal shall immediately notify VMware of any changes to any of the foregoing.

11.6                                     National Security Regulations. Certain countries may, from time to time, enact laws that require submission of information prior to cargo arriving in the country or region. As of the 2nd Restatement Date, the parties are aware of such laws in the U.S., the countries in the European Union and in Canada. The parties agree to cooperate in providing the necessary information to parties or their designees to allow a party with reporting obligations to fulfill such obligations in a timely manner.

12.                    Default And Remedies.

12.1                                  Default. A party shall be in breach of this Agreement and, subject first to the dispute resolution provisions of Section 13.9 below, the other party may terminate this Agreement for cause, in addition to any other legal or equitable remedies, upon written notice should the party to be terminated commit a default of this Agreement by failing to perform, fulfill, or comply with any of its promises or other obligations, or any of the terms and conditions of this Agreement, when required, which default is incapable of cure or which, being capable of cure, has not been cured within thirty (30) days from the date of receipt of written notice from the non-defaulting party to the party purportedly in default identifying the default with specificity and demanding its cure. Notwithstanding the foregoing, if such default cannot reasonably be cured within such 30-day period, then the cure period shall be extended for such additional time as may be reasonably necessary to cure the default, provided that the defaulting party gives written notice to the non-

defaulting party of its intent to cure the default and commences the cure as soon as feasible and thereafter in good faith diligently and continuously prosecutes measures to effect the full cure of the default to conclusion.

12.2         Remedies. Upon a party’s breach of this Agreement, and subject first to the dispute resolution provisions of Section 13.9, the other party may terminate this Agreement for cause, and/or suspend the performance of its obligations under this Agreement, and/or undertake performance of the unperformed obligation or omission and receive from the party in breach of this Agreement full, prompt reimbursement for the reasonable cost of such performance, all without prejudice to any other rights and remedies such party may have at law or in equity or under the terms of this Agreement.

13.                     MISCELLANEOUS

13.1             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California, excluding its conflicts of laws rules and excluding the United Nations Convention on Contracts for the International Sale of Goods.

13.2             Relationship of the Parties. The relationship between the parties is that of independent contractors and as expressed by the terms of this Agreement including, in particular, Section 2. Neither party may assume or create any obligation, express or implied, on behalf of the other except as may be expressly provided otherwise in this Agreement. Each party shall be solely responsible for the performance of its employees hereunder and for all costs and expenses of its employees, including but not limited to employee benefits.

13.3             Waiver. The failure of either party to insist upon or enforce strict conformance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment of such party’s right unless made in writing and shall not constitute any subsequent waiver or relinquishment.

13.4             Amendments. To be valid, amendments or modifications to the Agreement must be in writing and signed by an authorized representative of each party. Any verbal agreements, discussions, and understandings, expressed or implied, shall not constitute amendments to this Agreement.

13.5             Severability. If any provision of this Agreement is finally held by a court of competent jurisdiction to be illegal or unenforceable, then such provision shall be deemed adjusted to conform to the applicable requirements, to the extent reasonably possible, and the adjusted provision, if any, shall have the same effect as if originally included herein. In any event, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired.

13.6             Force Majeure. If the performance hereof, or any obligation hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident; strikes or labor disputes; war or other violence; any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency; or any other act or condition whatsoever beyond the reasonable control of the parties hereto, excluding weather conditions other than catastrophic weather conditions and excluding events which could reasonably have been avoided by the exercise of reasonable prudence, the party whose performance is so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, that the party so affected shall take reasonable steps to avoid or remove such causes of non-performance and shall immediately continue performance hereunder whenever such causes are removed. If the delay lasts for sixty (60) or more days from the original date of performance, the party receiving notice of the delay shall have the right to terminate the performance of the affected obligation and/or the Agreement.

13.7             Assignment. Pivotal may not assign this Agreement or any rights or delegate any duties hereunder without the prior written consent of VMware, which shall not be unreasonably withheld.

13.8             Notice. Any notices required or permitted by this Agreement shall be in writing and shall be delivered to the persons identified below with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgement of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. If Pivotal changes any of the website addresses referenced in this Agreement, then Pivotal will promptly notify VMware pursuant to this Section. Notices shall be sent to the addresses below or such other address as either party may specify in writing.

13.9         Dispute Resolution. In the event of a dispute between the parties relating to, or arising from, this Agreement or any schedule or addendum or exhibit hereto, the parties agree to escalate first within and through their management chain as follows. The project manager for the relevant Product along with the relationship leads for this Agreement, currently Tanya Quayaam for VMware and Jason Hurst for Pivotal, shall, within thirty (30) days of a request be either party, meet in person with the relevant Vice President for Products at Pivotal and the relevant VMware Vice President to discuss all facts pertaining to the dispute and determine an appropriate resolution. If no resolution can be reached within seven (7) days of that meeting, then the parties shall schedule, within fourteen (14) days thereof, an additional meeting with the respective Chief Operating Officers of each Company to determine an appropriate resolution and resolve the dispute.

VMware	Pivotal

VMware, Inc.	Pivotal Software, Inc.
3401 Hillview Avenue Palo Alto, CA 94304 Attn: with a copy to: VMware Inc.	875 Howard Street, 5th Floor San Francisco, CA 94103 Attn: General Counsel
3401 Hillview Avenue
Palo Alto, CA
Attn: Office of the General Counsel

13.10                 Technical Contacts. VMware and Pivotal shall provide each other with the names and contact information for the individuals each party intends to serve as a principal technical contact with the other party for matters arising under this Agreement.

13.11                 Interpretation and Counterparts. The section and paragraph headings of this Agreement are intended as a convenience only and shall not affect the interpretation of its provisions. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single agreement between the parties.

13.12          Effect of Order and Acceptance Documents The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding the contrary or additional terms in any purchase order, sales acknowledgment, confirmation or any other document issued by either party effecting the purchase and/or sale of Product(s), unless such alternate terms are expressly approved in writing by both parties.

13.13                 No Third Party Beneficiaries. The obligations of the parties under this Agreement may be enforced only by the parties and their respective permitted successors and assigns and may not be enforced by, and are not intended for the benefit of VMware’s Channel Partners, any End Users, or any other third party, person, or entity.

13.14                 Allocation of Risk. The sections on limitation of liability, warranties, disclaimer of warranties, and infringement indemnification allocate the risks in the Agreement between the parties. This allocation is an essential element of the basis of the bargain between the parties.

13.15                 Entire Agreement. This Agreement, including all exhibits, schedules, addenda or other attachments which expressly reference this Agreement, constitutes the entire agreement between the parties with respect to the subject matter discussed herein and supersedes all prior or contemporaneous agreements, discussions, and understandings between the parties, either express or implied.

13.16                 Ratification. The Restated Agency Agreement for CAP Products, dated as of April 1, 2013, as amended and fully restated by this Agreement, is hereby ratified in all respects and confirmed to be in full force and effect as of the 2nd Restatement Date.  In the event of any conflict between the terms and conditions of that agreement and the terms and conditions of this Agreement from and after the 2nd Restatement Date, the terms and conditions of this Agreement shall prevail in accordance with its terms.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Pivotal Software, Inc.		VMware, Inc.

By:	/s/ Andrew M. Cohen	By:	/s/ Susan Nash

Print Name: Andrew M. Cohen		Print Name: Susan Nash

Title: Senior Vice President and General Counsel		Title: VP Strategic Corporate Alliance

Date:	March 20, 2018	Date:	April 5, 2018

Pivotal Software International Holdings		VMware International Ltd

By:	/s/ Gregory Fenech	By:	/s/ Maria Diaz

Print Name: Gregory Fenech		Print Name: Maria Diaz

Title: Authorized Signatory		Title: Sr. Contracts Administrator

Date:	March 22nd, 2018	Date:	April 5, 2018

EXHIBIT A (PRODUCT SCHEDULES)

I.    PRODUCT(S) SOLD BY VMWARE UNDER SEPARATE AGREEMENTS

For avoidance of doubt, the following Products fall outside the scope of this Agency Agreement and economic splits between the Parties are governed by their own agreements.

VMware Description	Governing Agreement
VMware NSX-T Advanced for Pivotal Application Service	VMware Software OEM Agreement for NSX-T Advanced for Pivotal Application Service
VMware Pivotal Container Service	December 5, 2017 Master Collaboration Agreement

II.   PRODUCTS DISTRIBUTED UNDER A PIVOTAL EULA AND SUBJECT TO REGULAR FIELD COMPENSATION

VMware Description

Pivotal Cloud Foundry Operations Manager with Premium Support

Pivotal Application Service (formerly Pivotal Cloud Foundry Elastic Runtime Suite) with Premium Support

Pivotal Services Suite for Pivotal Cloud Foundry with Premium Support

Pivotal Tracker Enterprise SaaS with Premium Support

Pivotal Cloud Cache with Premium Support

Agency Fee: 5%

Notes: The Parties acknowledge that (1) the Products listed in this Section II were previously described as “Schedule 2 Products”, and (2) Products previously described as “Schedule 1 Products” are no longer distributed under a VMware EULA.

Supplemental License Conditions. VMware is not granted any rights under this Exhibit A to modify, integrate or embed the Products listed in this Section II. VMware shall focus its efforts to resell the Products listed above directly to Tier 1 and Global Accounts. Notwithstanding references to Product fulfillment by VMware in the Agreement (i.e., Sections 2.1, 3, 4.1, etc.), for the Products listed above in this Section II, the Parties agree that VMware will set up Bill Only SKUs and coordinate with Pivotal, who will provide Product fulfillment and support directly.

The Products listed below (previously listed as certain “Schedule 2 Products”) have reached End of Availability are are no longer offered to new customers.

VMware Description

Pivotal Mobile Services for Pivotal CF with Premium Support

Pivotal GemFire XD Perpetual License

Premium Support/Subscription for Pivotal GemFire XD Perpetual License

III.  PRODUCTS DISTRIBUTED UNDER A PIVOTAL EULA AND NOT SUBJECT TO REGULAR FIELD COMPENSATION

For the avoidance of doubt, any Product(s) not listed in Sections I. and II. above are subject to the Agency Fee set forth below. Current Product(s) for sale to new customers include:

VMware Description

Pivotal App Suite Perpetual License

Premium Support/Subscription for Pivotal App Suite Perpetual License

Pivotal App Suite Subscription with Pivotal Premium Support

Pivotal Developer Support Only for App Suite

Pivotal Data Suite with Premium Support

Pivotal Data Suite Non-Production with Premium Support

Pivotal HDP with Premium Support

Agency Fee: 4%

Supplemental License Conditions. VMware is not granted any rights under this Exhibit A to modify, integrate or embed the Products listed in this Section III. VMware may not re-brand for resale the Products listed above. Section 8.3 of the Agreement shall not apply to Products listed above. Except where the Parties mutually agree otherwise, VMware will not compensate its Field teams for sales of Products listed in this Section III. Notwithstanding references to Product fulfillment by VMware in the Agreement (i.e., Sections 2.1, 3, 4.1, etc.), for the Products listed in this Section III, the Parties agree that VMware will set up Bill Only SKUs and coordinate with Pivotal, who will provide Product fulfillment and support directly.

Notes: The Parties acknowledge that (1) Pivotal App Suite Subscription with Pivotal Premium Support was previously described as a “Schedule 2 Product”, and (2) the Products listed in this Section III were previously described as “Schedule 3 Products”.

The Products listed below (previously listed as certain “Schedule 3 Products”) have reached End of Availability are are no longer offered to new customers.

VMware Description

Pivotal Big Data Suite with Premium Support

Pivotal Big Data Suite Non-Production with Premium Support

Pivotal HD Enterprise Perpetual License

Maintenance for Pivotal HD Enterprise Perpetual

Pivotal Advanced Database Services Perpetual License

Maintenance for Pivotal Advanced Database Services Perpetual

Pivotal Advanced Database Services Term License